Exhibit 99.1

Prudential Financial Elects Maryann Mannen to Board of Directors

NEWARK, N.J., Feb. 10, 2026 – Prudential Financial Inc. (NYSE: PRU) announced today that Maryann Mannen has been elected to the Board of Directors as an independent director, effective May 12, 2026, and contingent on shareholder approval. She will serve on the Board’s Corporate Governance and Business Ethics Committee and Compensation and Human Capital Committee.

Mannen brings to Prudential broad operational and financial expertise acquired over more than 30 years in the global energy sector. She currently serves as chairman, president and chief executive officer of Marathon Petroleum Corporation and its subsidiary, MPLX LP. Previously, Mannen was executive vice president and chief financial officer at Marathon Petroleum, where she oversaw all finance-related functions, investor relations, and supply chain operations, among other responsibilities.

“Maryann’s extensive leadership experience and strong financial acumen make her an excellent addition to Prudential’s Board,” said Sandra Pianalto, director and chair of the Board’s Corporate Governance and Business Ethics Committee. “She brings a well-informed perspective that will support the Board’s work and contribute to Prudential’s evolution to become a higher-growth company. We are excited to welcome her.”

Prior to her joining Marathon Petroleum, Mannen was executive vice president and chief financial officer of FMC Technologies, where she played a critical role negotiating and completing the company’s merger with Technip SA, and where she served as executive vice president and chief financial officer of the merged company, TechnipFMC.

Mannen holds a master’s degree in business administration and a bachelor’s degree in commerce and accounting from Rider University. She serves as chairman of the board for Marathon Petroleum and MPLX LP. Mannen is also a director at Owens Corning, where she chairs the Audit Committee and serves as a member of the Governance and Nominating and Executive Committees, but will not stand for reelection at their upcoming Annual Meeting of Stockholders.

About Prudential Financial

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of Dec. 31, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for more than 150 years. For more information, please visit news.prudential.com.

Prudential Media Contact: Emily Blum; emily.blum@prudential.com